Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Steven J. Quinlan, Vice President & CFO
Neogen Corporation
517/372-9200

Neogen announces Bohannon retirement, successor named

LANSING, Mich., June 10, 2013 — Neogen Corporation (Nasdaq: NEOG) announced today that Lon Bohannon, the company’s President and Chief Operating Officer, has announced his intent to retire effective August 31, 2013. Bohannon has been employed by Neogen for 27 years and has served as the company’s Chief Operating Officer since 2000.

“Lon has been a great asset to Neogen as we worked together from a handful of employees to an experienced management team with over 800 employees,” said James Herbert, Neogen’s Chairman and CEO. “Lon indicated his desire to retire a number of months ago, which made it possible for he and I to work closely in the selection of his replacement.”

Neogen also announced the naming of Stephen Snyder as President and Chief Operating Officer Elect to replace Bohannon. Snyder comes to Neogen with 26 years’ experience in leadership roles with both Monsanto and Cargill. His most recent position has been Vice President of Marketing for the Industrial Oils and Lubricants business of Cargill. Earlier, he was Vice President and Global Business Director for Cargill’s Health and Nutrition business, where he was involved in launching the stevia-based natural sweetener business. Most of his career has been devoted to technical, financial, and marketing activities of food related businesses.

“Steve’s background will fit well with our organization and he will have a few months to work with Lon in the transition,” said Herbert. “Steve’s background, including a chemistry degree and a Harvard MBA, makes him uniquely qualified since he already has a good understanding of our technology and a relationship with many of Neogen’s customers.”

Neogen Corporation develops and markets products dedicated to food and animal safety. The company’s Food Safety Division markets diagnostic test kits to detect foodborne bacteria, natural toxins, genetic modifications, food allergens, drug residues, meat speciation, plant diseases, and sanitation concerns, and dehydrated culture media. Neogen’s Animal Safety Division is a leader in the development of animal genomics, along with the manufacturing and distribution of a variety of animal healthcare products, including diagnostics, pharmaceuticals, veterinary instruments, wound care and disinfectants.

###